Liberty Star Uranium & Metals Corp

http://www.LibertyStarUranium.com

LBSU:OTCBB	LBV: Frankfurt

News Release 68

February 19, 2008

FOR IMMEDIATE DISSEMINATION

Liberty Star Defines South Half of Neola Breccia Pipe, Drill Hole 7 Will Test the Pipe to Depth

Tuesday February 19, 8:05 am ET

TUCSON, Ariz.--(BUSINESS WIRE)--Liberty Star Uranium & Metals Corp. (the “Company”) (OTCBB: LBSU) is pleased to announce that diamond drill hole NEOL – 06 has confirmed the south half of Neola breccia pipe. Diamond drill hole NEOL – 07 is being drilled at an angle of – 76 degrees or 14 degrees off vertical from the same place as NEOL - 07. This hole should penetrate the Neola breccia pipe center at 900 feet in depth and is projected to penetrate the north wall of the breccia pipe at 2000 feet below the surface. It is designed to intersect the portion of the pipe (900 – 1500 feet) that, based on historical data from other ore bearing pipes, can contain uranium mineralization. The drill is currently about 800 vertical feet below the surface.

All core is being split and sent to our Certified Assayer using NI 43-101 protocols. Assays will be reported as soon as they are in hand.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe, President/Director

About the Liberty Star North Pipes Super Project

The breccia pipes are part of the large uranium bearing breccia pipe terrain which occurs on the Arizona Strip lying just south of the Utah border. Eight mines were brought into production during the 1970s and early 1980s on deposits discovered within the immediate area. The uranium bearing pipes which were mined are the second highest grade uranium mineral deposits in the world and the highest grade in the United States. Previously mined mineralization in these pipes has graded about 0.6% to 0.7% uranium or about 12 to 14 pounds per ton. In addition to uranium they are known to contain copper, zinc, silver, vanadium, cobalt, nickel, molybdenum, gallium, germanium and other metals. Past producers have recovered copper, silver and vanadium as by-products of uranium mining. Liberty Star Uranium & Metals holds about 300 pipe targets, approximately half the currently identified total. Approximately 22 other companies hold the other half.

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward-looking statements. Forward-looking statements in this news release include that the diamond drill hole is projected to penetrate the north wall of the breccia pipe at 2000 feet below the surface; designed to intersect the portion of the pipe (900 – 1500 feet) that, based on historical data from other ore bearing pipes, can contain uranium mineralization; and that assays will be reported as soon as they are in hand.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward-looking statements from being realized include misinterpretation of data; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration; that weather, logistical problems or hazards may prevent us from drilling; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

CONTACT:

Tracy Myers

Investor Relations

Liberty Star Uranium & Metals Corp.

Phone  (520) 731-8786

info@LibertyStarUranium.com

http://www.LibertyStarUranium.com

http://www.agoracom.com/ir/libertystar

lbsu@agoracom.com